SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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THE NEW GERMANY FUND, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The New Germany Fund, Inc.

Press Release

FOR IMMEDIATE RELEASE

For additional information:
Mayura Hooper (212) 250-5536, Media
Jonathan Diorio (212) 454-2208, Investors

THE NEW GERMANY FUND, INC. ANNOUNCES TENDER
OFFER IF DISCOUNT EXCEEDS 10%

FOR IMMEDIATE RELEASE

        New York, New York, June 5, 2006 – The New Germany Fund, Inc. (NYSE: GF) today announced that its Board has authorized a cash tender offer to occur if the discount from average daily net asset value of the volume-weighted average daily market price of Fund shares is greater than 10% for the six-month period July 1, 2006 through December 31, 2006. The tender offer would be for up to 10% of the Fund's outstanding shares at a price of 95% of net asset value per share, and would be commenced within 60 days after the end of the six-month measurement period.

        The New Germany Fund, Inc. is a non-diversified, closed-end investment company seeking capital appreciation primarily through investment in the Mittelstand – an important group of small and mid-cap German companies. The Fund may invest up to 35% of its assets in large cap German companies, and up to 20% in other Western European companies. Its shares are listed on the New York Stock Exchange under the symbol “GF”. The Fund is managed and advised by members of the Deutsche Bank Group.

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        The Fund is non-diversified and can take larger positions in fewer companies, increasing its overall risk profile. Investments in securities of foreign issuers present greater risks including currency fluctuations and changes in political/economic conditions. Foreign securities markets generally exhibit greater price volatility and less liquid than the US markets.

        Shares of closed-end funds frequently trade at a discount to net asset value. The price of the Fund's shares is determined by a number of factors, several of which are beyond the control of the Fund. Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value. Past performance does not guarantee future results.

        Fund shares are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Fund shares involve investment risk, including possible loss of principal.
This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Fund or a prospectus, circular or representation intended for use in the purchase or sale of Fund shares. (06/06 45214)

NOT FDIC/NCUA INSURED MAY LOSE VALUE NOT A DEPOSIT	NO BANK GUARANTEE NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY